Exhibit 99.1

Avnet Announces Executive Promotions

MaryAnn Miller and Ken Arnold take on new roles in Avnet’s Leadership Team

PHOENIX – February 19, 2019 –  Avnet (Nasdaq: AVT), a leading global technology solutions company, today announced two significant leadership promotions.

MaryAnn Miller, senior vice president, chief human resources officer and global marketing & communications, has been promoted to chief administrative officer, reporting to CEO Bill Amelio. In her new role, Ms. Miller will work closely with Avnet’s senior leaders to accelerate the progress of their multi-year strategic plan. This includes strengthening the alignment and value proposition of Avnet’s unique solutions ecosystem and driving the performance of new high margin business segments.

Ken Arnold, vice president of human resources for the Americas, has been promoted to senior vice president and chief people officer, reporting to CEO Bill Amelio. Mr. Arnold has been with Avnet for 21 years and brings a breadth of human resources knowledge and operations experience to the role.  During his time at Avnet, Mr. Arnold has played a pivotal role building a strong talent acquisition and management capability to ensure Avnet can achieve its growth and transformation objectives.

“MaryAnn has deep expertise across multiple disciplines and her thoughtful perspective and balanced approach will serve Avnet well in her new role,” said Bill Amelio, Avnet CEO. “Ken’s extensive knowledge and understanding of the company, combined with his stellar reputation of high-integrity, passion for people, and collaborative approach will bring fresh new perspective and energy to our people management practices. These executive promotions are an important part of Avnet’s leadership succession process and demonstrate the depth of our talent pipeline.”

Avnet supports customers of all sizes at each stage of the product lifecycle with a comprehensive ecosystem and portfolio of design and supply chain services. The company’s workforce has deep expertise in design and engineering, coupled with broad knowledge of distribution and integration that uniquely position the company to meet customers’ critical time-to-market needs and also help them to reduce risk and lower costs.

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About Avnet

Avnet is a global technology solutions provider with an extensive ecosystem delivering design, product, marketing and supply chain expertise for customers at every stage of the product lifecycle. We transform ideas into intelligent solutions, reducing the time, cost and complexities of bringing products to market. For nearly a century, Avnet has helped its customers and suppliers around the world realize the transformative possibilities of technology. Learn more at Avnet.com.

Media Contacts

Maureen O’Leary

Avnet

maureen.oleary@avnet.com

480-643-7499

Jamie Ernst

Brodeur Partners, for Avnet

jernst@brodeur.com

480-308-0286